Exhibit 99.1

A Letter to Stockholders

February 21, 2017

In our November letter to stockholders, we described the considerable restructuring that needed to be made at Rubicon in order to respond to challenging market conditions. This letter will provide an update on those activities and discuss the path forward including proposed CEO and governance changes.

As we explained, the decision was made to limit our focus to the smaller but growing optical and industrial segments of the sapphire market, where there are good margin opportunities, and to quickly exit the mainstream LED and mobile device segments of the sapphire market, where Chinese government subsidies and tariffs have driven pricing to historic lows. By exiting these markets, we are able to sell most of our plant capacity and generate cash to provide more opportunities to deliver stockholder value.

With the decision to exit the LED market, we transitioned our patterning business to a strategic customer and subsequently closed our plant in Penang, Malaysia and are selling the real estate and equipment located there. We stopped production activities in November and ceased all operations in Penang in December. Our wafer patterning equipment in Penang was sold in the fourth quarter of 2016 for $4.5 million, and we are structuring an auction in the next 90 days to sell the polishing and fabrication equipment. Additionally, the real estate is currently on the market. The timing of the sale of the real estate is difficult to predict.

Focusing on smaller optical and industrial sapphire markets also means that we now have excess crystal growth and fabrication capacity in the U.S. We are in the process of consolidating operations into our leased space in Bensenville, Illinois and Franklin Park, Illinois and vacating our largest owned facility in Batavia, Illinois. The relocation is now near completion and we are planning a second auction for the excess equipment in the Batavia plant in the next 90 days. The plant itself is a special purpose facility with extensive enhancements to power and water-cooling systems required for crystal growth production. We are also actively selling this property and our initial focus is to seek a buyer that is interested in both the building and infrastructure. Timing on the sale of this real estate is also difficult to predict.

With the shutdown of our Malaysia operations and downsizing of our U.S. operations, we have also been able to reduce overall company headcount from 220 at the end of September to 40 today, significantly reducing current and go-forward cash-burn. We have been careful to maintain the employee knowledge base in our strategic markets built over the past 15 years.

The optical and industrial sapphire markets are growing with new applications for sapphire emerging and, given our capabilities, we believe we are well positioned in this higher margin segment of the market. However, this is a small business so we are actively evaluating the acquisition of profitable companies both in and outside of the sapphire market in order to accelerate growth and to utilize our substantial net loss carry-forwards. Because acquisitions are being given greater consideration, the Board of Directors has decided that a search for a new CEO with more extensive experience in mergers and acquisitions should be conducted. Our current CEO, Bill Weissman, will stay on until a new CEO is hired. When the new CEO is hired, he or she will assume Mr. Weissman’s role and seat on the Board of Directors.

In order to further reduce our costs, the Board has decided to reduce the size of the Board to five members effective as of the upcoming Annual Meeting date, and Raymond Spencer, a current Board member, will not stand for re-election. The Board also intends to solicit stockholder approval at the upcoming Annual Meeting to amend its Certificate of Incorporation so that effective at the 2018 Annual Meeting of Stockholders, all directors will stand for election for a one-year term.

In addition to reducing costs, these changes will maximize accountability to stockholders and bring in a fresh perspective and new skill set to the executive team and the Board of Directors.

As a result of the significant actions taken over the past six months, Rubicon is now a materially and structurally different company with a stronger foundation to create stockholder value. While our revenue will be smaller for a period of time (we have provided historical optical revenue in our prior Form 10-Q filings, which over the past three years has been between $4.5 million and $7.1 million annually), we are beginning to see a meaningful improvement in cash flow. This improved cash flow model is the result of:

•	Significantly lower fixed costs, including both headcount and plant footprint,

•	Utilization of now excess crystal, and

•	Outsourcing key finishing operations to third-party partners.

Additionally, we expect our cash position will continue to improve over this year (as it did in the fourth quarter) as we aggressively convert PP&E to cash via real estate sales and equipment auctions.

As we move forward with this new model, we will continue to evaluate all options and make strategic decisions that we believe will maximize Rubicon’s value.

On behalf of the entire Board of Directors, we thank you for your continued support.

Don Aquilano

Chairman of the Board

Important Additional Information

Rubicon, its directors and certain of its executive officers are participants in the solicitation of proxies from Rubicon’s stockholders in connection with Rubicon’s 2017 Annual Meeting of Stockholders. Rubicon will file a preliminary proxy statement and file or furnish other relevant materials with the Securities and Exchange Commission (the “SEC”). Once the SEC completes its review of the preliminary proxy statement, a definitive proxy statement and a form of proxy will be filed with the SEC. BEFORE MAKING ANY VOTING DECISION, RUBICON’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Rubicon’s directors and executive officers in Rubicon stock, restricted stock and options is included in Rubicon’s SEC filings on Forms 3, 4, and 5, which can be found through Rubicon’s website www.rubicontechnology.com in the section “Investors” or through the SEC’s website at www.sec.gov. Information can also be found in Rubicon’s other SEC filings, including Rubicon’s definitive proxy statement for the 2016 Annual Meeting of Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2015. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Rubicon with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Rubicon’s website at www.rubicontechnology.com in the section “Investors”.

Forward-Looking Statements

Certain of the statements contained herein, particularly those preceded by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “could,” “estimates,” “projects,” “targets,” “considers,” “potential,” and similar expressions, or those relating to or anticipating business operations, revenue and financial results for periods beyond the end of the fourth quarter of 2016, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Rubicon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by Rubicon and its management. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements.

These risks and uncertainties include the adoption of sapphire as a material in new applications, Rubicon’s successful development and the market’s acceptance of new products; Rubicon’s ability to sell certain assets, including those in Malaysia and underutilized assets in the U.S., and the prices Rubicon receives therefor; the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; the ability to effectively utilize net loss carryforwards; dependence on key customers; Rubicon’s ability to secure new business and retain customers; changes in demand or the average selling prices of sapphire products; the failure to achieve the margins we expect, whether due to our own operations or changes in the market for our products; Rubicon’s ability to successfully qualify its products with customers and potential customers; potential disruptions in Rubicon’s supply of electricity; changes in Rubicon’s product mix; the outcome of the testing of new products and processes or the testing of Rubicon’s existing products for new applications; the failure of third parties performing services for us to do so successfully; Rubicon’s ability to protect its intellectual property rights; the competitive environment; the cost of compliance with environmental standards; and other risks and uncertainties described in Rubicon’s most recent Form 10-K, its subsequent Form 10-Q filings and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on Rubicon’s forward-looking statements. Any forward-looking statement that Rubicon makes speaks only as of the date of such statement, and Rubicon undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.